UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VIVAKOR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

VIVAKOR, INC.

December 5, 2024

Dear Fellow Vivakor Stockholders:

We invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivakor, Inc. (“Vivakor” or the “Company”), to be held on December 27, 2024 at 10 a.m. Central Time at 2278 Monitor Street, Dallas, Texas 75207.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. Immediately following the meeting, a report on our operations will be presented, including a question-and-answer and discussion period. Our 2023 results are presented in detail in our Annual Report, which is available for viewing at www.proxyvote.com.

Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly submitting your vote by the Internet, by telephone or, if you request a paper copy of the proxy materials and receive a proxy card, by mail.

On behalf of the Board of Directors, thank you for your continued confidence and investment in Vivakor.

/s/ James Ballengee
James Ballengee Chief Executive Officer

VIVAKOR, INC.

5220 Spring Valley Road, Suite 500

Dallas, TX 75242

Telephone: (949) 281-2606

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 27, 2024 at 10 a.m.

To the Stockholders of Vivakor, Inc.

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivakor, Inc., a Nevada corporation (“Vivakor,” the “Company,” “us,” “our,” or “we”), will be held on December 27, 2024 at 10 a.m. Central Time at 2278 Monitor Street, Dallas, Texas 75207. The purpose of the Annual Meeting is to consider and act upon the following matters:

1.	To elect five (5) members of the Board of Directors to serve until the 2025 annual meeting of stockholders.

2.	To ratify the selection of Urish Popeck & Co, LLC (“Urish”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

4.	To transact other business as may come before the meeting.

Our Board of Directors has fixed December 2, 2024 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the meeting. Only stockholders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting, which will be held at 2278 Monitor Street, Dallas, Texas 75207. The Notice of Internet Availability of Proxy Materials (the “Notice”) and proxy card will be mailed to shareholders on or about December 5, 2024.

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on December 26, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on December 26, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Attend and vote at the Annual Meeting to be held at 2278 Monitor Street, Dallas, Texas 75207 on December 27, 2024 at 10 a.m.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on routine matters.

BY ORDER OF THE BOARD OF DIRECTORS

December 5, 2024	/s/ James Ballengee
James Ballengee Chief Executive Officer

Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares via proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save Vivakor the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 27, 2024

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the years ended December 31, 2023 and 2022 (the “Annual Report”) are available at www.proxyvote.com.

Your vote is important. We encourage you to review all of the important information contained in the proxy materials before voting.

VIVAKOR, INC.

5220 Spring Valley Road

Suite 500

Dallas, TX 75242

TELEPHONE: (949) 281-2606

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 27, 2024

TABLE OF CONTENTS

Page
ABOUT VIVAKOR, INC.	1

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING	7

PROPOSAL NO. 1: ELECTION OF DIRECTORS	14

EXECUTIVE OFFICERS	18

EXECUTIVE COMPENSATION	19

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF URISH POPECK & CO, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 20234	26

PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	30

OTHER MATTERS	35

HOUSEHOLDING	36

i

ABOUT VIVAKOR, INC.

Vivakor, Inc. (“Vivakor” or the “Company”) is a socially responsible operator, acquirer and developer of technologies and assets in the oil and gas industry, as well as related environmental solutions. Currently, our efforts are primarily focused on operating crude oil gathering, storage and transportation facilities, as well as contaminated soil remediation services.

One of our facilities in Delhi, Louisiana sells crude under agreements with a large energy company. A different facility owns crude oil storage tanks near Colorado City, Texas. The storage tank is presently connected to the Lotus pipeline system and an extension to a major pipeline system is being constructed.

Our soil remediation services specialize in the remediation of soil and the extraction of hydrocarbons, such as oil, from properties contaminated by or laden with heavy crude oil and other hydrocarbon-based substances utilizing our Remediation Processing Centers (RPCs). Our patented process allows us to successfully recover the hydrocarbons which we believe could then be used to produce asphaltic cement and/or other petroleum-based products. We are currently focusing our soil remediation efforts on our project in Kuwait and our upcoming project in the Houston, Texas area.

Recent Developments

Acquisition of Endeavor Entities

On October 1, 2024, the Company, Jorgan Development, LLC, a Louisiana limited liability company (“Jorgan”) and JBAH Holdings, LLC, a Texas limited liability company (“JBAH” and, together with Jorgan, the “Sellers”), as the equity holders of Endeavor Crude, LLC, a Texas limited liability company, Equipment Transport, LLC, a Pennsylvania limited liability company, Meridian Equipment Leasing, LLC, a Texas limited liability company, and Silver Fuels Processing, LLC, a Texas limited liability company (collectively, the “Endeavor Entities”) closed the transactions that were the subject of the previously-disclosed Membership Interest Purchase Agreement among them dated March 21, 2024, as amended (the “MIPA”) (the “Closing”). In accordance with the terms of the MIPA, at the Closing, the Company acquired all of the issued and outstanding membership interests in each of the Endeavor Entities (the “Membership Interests”), making them wholly owned subsidiaries of the Company.

The Endeavor Entities own and operate a combined fleet of more than 500 commercial tractors and trailers for the hauling of crude oil and produced water. On a daily basis, the trucking fleet hauls approximately 60,000 barrels of crude oil, tank bottoms, and petroleum wastes, and approximately 30,000 barrels of produced water. In addition, the Endeavor Entities own and operate a crude oil shuttle pipeline and exclusive connected blending and processing facility in Blaine County, Oklahoma.

The purchase price for the Membership Interests is $120 million (the “Purchase Price”), subject to post-closing adjustments, including a reduction for assumed debt and a possible increase for an earn-out adjustment, payable by the Company in a combination of Company common stock, $0.001 par value per share (“Common Stock”) and Company Series A Preferred Stock $0.001 par value per share (“Preferred Stock”). The Preferred Stock will have the terms set forth in the Form of Series A Preferred Stock Certificate of Designations filed herewith as Exhibit 3.1 and incorporated by reference herein, including, but not limited to, liquidation preference over the Common Stock, the payment of a cumulative six percent (6%) annual dividend per share payable quarterly in arrears in shares of Common Stock (so long as such issuances of Common Stock would not result in the Sellers beneficially owning great than 49.99% of the issued and outstanding Common Stock), and the Company having the right to convert the Preferred Stock at any time using the stated value of $1,000 per share of Preferred Stock and the conversion price of one dollar ($1.00) per share of Common Stock. The Sellers are beneficially owned by James Ballengee, the Company’s chairman, chief executive officer and principal shareholder. The Company is currently still calculating the reduction in the Purchase Price as a result of Endeavor Entities debt the Company assumed at Closing.

As a result of the Closing, the Company will issue to the Sellers, (i) a number of shares of Common Stock equal to an undivided nineteen and ninety-nine hundredths percent (19.99%) of all of the Company’s issued and outstanding Common Stock immediately prior to Closing, or a lesser percentage, if such issuance would result, when taking into consideration the percentage of Common Stock owned by Sellers prior to such issuance, in Sellers owning in excess of 49.99% of the Common Stock issued and outstanding on a post-Closing basis, with such shares of Common Stock valued at $1.00 per share (the “Common Stock Consideration”), and (ii) a number of shares of Preferred Stock equal to the Purchase Price, less the value of the Common Stock Consideration (the “Preferred Stock Consideration”). Sellers will enter into 18-month lock-up agreements, in the form filed herewith as Exhibit 10.1 and incorporated by reference herein, at Closing, with regard to the Common Stock Consideration and any Common Stock they receive during the lock-up period in connection with conversions of Preferred Stock or the payment of dividends on the Preferred Stock.

According to our Chief Financial Officer’s previously disclosed employment contract, upon the closing (October 1, 2024) of the Endeavor Entities, he will be paid $200,000, with $100,000 to be paid in cash and the remaining $100,000 to be paid in shares of the Company’s common stock, valued at approximately $1.89 per share.

The MIPA, including the exhibits thereto and related agreements, filed with the Company’s Form 8-K filed with the Commission on March 25, 2024 (the “Execution 8-K”) as Exhibits 2.1. 3.1, 10.1, 10.2, 10.3, and 10.4 are incorporated herein by reference. The disclosure above does not purport to be a complete statement of the terms of the MIPA, or the transactions contemplated thereby, or the exhibits and related documents, and is qualified in their entirety by reference to the Execution 8-K and the full text of the Exhibits filed therewith.

This section contains only a brief description of the material terms of the MIPA and does not purport to be a complete description of the rights and obligations of the parties to the MIPA, and such description is qualified in its entirety by reference to the full text of the MIPA, a copy of which is filed as Exhibit 2.2 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024.

Executive Employment Agreements

In connection with the Closing of the Endeavor Entities on October 1, 2024, the Company entered into an executive employment agreement with Russ Shelton (the “Shelton Agreement”) with respect to the Company’s appointment of Mr. Shelton as Executive Vice President and Chief Operating Officer of the Company. Pursuant to the Shelton Agreement, Mr. Shelton will receive (i) base salary compensation of $337,000 USD annually (the “Base Compensation”); (ii) an annual cash and equity incentive compensation of up to $808,000 based upon certain performance criteria as more particularly described therein. As an inducement to enter into the Shelton Agreement, Mr. Shelton shall receive a one-time signing grant of Company common stock equivalent in value to $150,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant, subject to an eighteen (18) month lockup period, which shall be granted promptly after the Effective Date, as defined therein. Pursuant to the Shelton Agreement, Mr. Shelton’s employment is at-will under Texas law, except as modified therein. Mr. Shelton’s employment with Vivakor Administration, LLC, a subsidiary of the Company, began on October 1, 2024.

This section contains only a brief description of the material terms of the Shelton Agreement and does not purport to be a complete description of the rights and obligations of the parties to the Shelton Agreement, and such description is qualified in its entirety by reference to the full text of the Shelton Agreement, a copy of which is filed as Exhibit 10.24 to the Quarterly Report.

Russ Shelton, 48, Executive Vice President & Chief Operating Officer

Mr. Russ Shelton is a seasoned operations executive with more than three decades of management experience with midstream trucking, terminaling, and marketing companies, including for several of the business units being acquired in the Company’s purchase of the Endeavor Entities. Mr. Shelton was most recently the Chief Operating Officer for Endeavor Crude, LLC, and prior to that served as its Vice President of Transportation since 2023. Prior to Endeavor Crude, he worked as Director of Operations for Senergy Petroleum from 2021-23, and prior to that worked as Director of Transportation for Pilot Travel Centers LLC from 2018-21.

The Board believes that Mr. Shelton’s experience in management and operations and his extensive knowledge in the midstream petroleum industry make him ideally qualified to help lead the Company towards continued growth and success.

Family Relationships

Mr. Shelton does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

In connection with the Shelton Agreement, Mr. Shelton and Ballengee Holdings, LLC, an affiliate of James H. Ballengee, the Company’s Chairman, President, and CEO, have entered into a side letter agreement (the “Shelton Side Letter”) promising Mr. Shelton (i) certain additional Base Compensation equal to the difference between Mr. Shelton’s current salary and $375,000 by January 1, 2025, should the Company not increase Mr. Shelton’s Base Compensation, as defined in the Shelton Agreement, to such level, and (ii) a one-time special cash bonus of $100,000.00 USD upon completion of an equity capital raise, as more particularly set forth therein. A copy of the Shelton Side Letter is filed as Exhibit 10.25 to the Quarterly Report.

On August 22, 2024, we entered into a new executive employment agreement with our Vice President, Marketing. Pursuant to the new employment agreement, our Vice President, Marketing will receive $200,000 annually (the “Base Salary”), which after the first annual anniversary the Base Salary may increase to $350,000 contingent upon the Company achieving net profitability of $500,000 of all commodity trades by the Vice President, Marketing. In addition, the employment agreement provides for annual incentive cash and equity compensation of up to $440,000 based on certain performance goals as further set forth therein. As an inducement to enter into the executive employment agreement, the Vice President, Marketing is entitled to receive a one-time signing grant of Company common stock equivalent in value to $150,000, which are priced per share based on the closing price on the day of such grant (calculated to be 71,090 shares based on the effective date of the executive employment agreement). The signing bonus has not been issued and is due not later than thirty (30) calendar days after we file an amended Registration Statement on Form S-8 with the Securities and Exchange Commission registering shares under a Long-Term Incentive Plan (“LTIP”), and the shares will only vest as set forth in the LTIP.

Amendment to Promissory Notes

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2024, the Company received two loans in the amounts of $350,000 and $500,000 and issued two promissory notes dated July 5, 2024 and July 9, 2024, respectively. On July 19, 2024, the lenders and the Company entered into amendments to the promissory notes in order to extend the maturity date of the promissory notes from December 31, 2024 to September 30, 2025.

Sale of Common Stock

On July 26, 2024, the Company entered into a stock purchase agreement under which the Company agreed to sell an aggregate of 67,568 shares of restricted common stock in exchange for $125,000.

On July 26, 2024, the Company entered into a stock purchase agreement under which the Company agreed to sell an aggregate of 1,600,000 shares of restricted common stock in exchange for $800,000.

On September 5, 2024, the Company entered into a stock purchase agreement under which the Company agreed to sell an aggregate of 1,000,000 shares of restricted common stock in exchange for $500,000.

Finance Lease

On August 9, 2024, our subsidiary White Claw Colorado City, LLC (“WCCC”), entered into a supplement (“Supplement No. 4”) to an existing Master Agreement (the “Master Agreement”) with Maxus Capital Group, LLC (“Maxus”). Under Supplement No. 4, Maxus agreed to finance approximately $2.1 million for the build-out of certain equipment and facilities related to a pipeline extension at our WCCC facility in Texas. Once the relevant equipment is constructed Maxus will own the addition and we will lease these additions from Maxus under the terms of Supplement No. 4. Under the terms of the lease, we expect our lease payments to Maxus to be approximately $32,161 per month over four years, with an early buyout option or option at the end of the base term to purchase the wash plant equipment for approximately $374,702 or lease-end option to purchase the facilities for the fair market value. We anticipate that the lease will commence in the first quarter of 2025.

On June 18, 2024, our subsidiary White Claw Colorado City, LLC (“WCCC”), entered into a supplement (“Supplement No. 3”) to an existing Master Agreement (the “Master Agreement”) with Maxus Capital Group, LLC (“Maxus”). Under Supplement No. 3, Maxus agreed to finance approximately $1 million for the build-out of certain equipment and facilities related to the wash plant we are in the process of constructing on land leased by our subsidiary, VivaVentures Remediation Corp., in Houston, Texas. Once the relevant equipment is constructed Maxus will own the equipment and we will lease these additions to our wash plant facility from Maxus under the terms of Supplement No. 3. Under the terms of the lease, we expect our lease payments to Maxus to be approximately $58,595 per month over four years, with an early buyout option or option at the end of the base term to purchase the wash plant equipment for approximately $683,000, or lease-end option to purchase the facilities for the fair market value. We anticipate that the lease payments, our material obligation under Supplement No. 3, will commence in the first quarter of 2025.

Loan and Security Agreement and Issuance of Secured Promissory Note

On October 31, 2024, Vivakor, Inc. (the “Company”), as the borrower, and certain of its subsidiaries, being Vivaventures Management Company, Inc., Vivaventures Oil Sands, Inc., Silver Fuels Delhi, LLC, White Claw Colorado City, LLC, Vivaventures Remediation Corporation, Vivaventures Energy Group, Inc., Endeavor Crude, LLC, and Meridian Equipment Leasing, LLC, and Silver Fuels Processing, LLC, as guarantors (collectively, the “Guarantors” or “Subsidiaries”, as context requires), Cedarview Opportunities Master Fund LP, as the lender (the “Lender”); and Cedarview Capital Management, LLC, as the agent (the “Agent”), entered into a Loan and Security Agreement (the “Loan Agreement”).

Pursuant to the Loan Agreement, the Company issued a secured promissory note (the “Note”) in the principal amount of $3,670,160.77, and the Lenders agreed to provide such term loan to the Company (the “Term Loan”) with maturity on October 31, 2025. On November 5 and 6, 2024, the Company received the net proceeds from the Term Loan less (i) a 3% origination fee, and (ii) repayment of $2,000,000 in outstanding principal, $68,009 in accrued interest, and a $242,991 prepayment fee pursuant to that certain Loan and Security Agreement dated February 5, 2024, by and between the Company, as borrower thereunder, certain of its Subsidiaries, as guarantors thereunder, and Lender and Agent (the “Previous Cedarview Loan”).

The amounts borrowed under the Loan Agreement will bear interest at a rate per annum of 22%. As a result, the Company will be obligated to make 12 equal monthly payments of $343,506.42 beginning November 30, 2024.

In the event of any prepayment, the Company shall pay a prepayment premium in the amount of ten percent (10%) of the balance of the Term Loan outstanding prior to such prepayment. Notwithstanding the foregoing, if and when the Company raises in the aggregate $10,000,000 or more from the sale of its equity in sales (other than in connection with any acquisition, merger, or like transaction), the Company shall immediately offer to prepay the entire outstanding balance of the Term Loan, which offer may be accepted or rejected by the Agent.

The amounts borrowed pursuant to the terms of the Loan Agreement are secured by substantially all of the present and after-acquired assets of the Company and the Subsidiaries, except for certain after-acquired assets as provided by the Loan Agreement. Additionally, the Company’s obligations under the Loan Agreement are jointly and severally guaranteed by the Subsidiaries.

The Loan Agreement contains customary representations, warranties and affirmative and negative financial and other covenants for a loan of this type. The closing was subject to customary closing conditions.

In connection with the Loan Agreement, and as additional consideration for the Lender agreeing to loan funds to the Company thereunder, the Company issued an irrevocable letter to its transfer agent (the “Transfer Agent”) to reserve 3,000,000 shares of the Company’s common stock (the “Collateral Securities”) until the Term Loan is repaid in full. In the event the Term Loan is not paid in full by the Maturity Date, the Agent may instruct the Transfer Agent to issue the Collateral Securities to the Agent, which the Agent may then sell until such time the amounts due under the Term Loan are repaid in full, after which any shares of Collateral Securities remaining shall be returned to the Company.

As a result of the Term Loan, and the use of proceeds of the Term Loan, the Previous Cedarview Loan has been paid in full and the irrevocable letter to the transfer agent regarding the Previous Cedarview Loan has been withdrawn.

This section contains only a brief description of the material terms of the Cedarview Loan and Security Agreement, and ancillary documents, and does not purport to be a complete description of, the rights and obligations of the parties to the agreements in connection with the Loan Agreement, and such description is qualified in its entirety by reference to the full text of the Loan Agreement and its exhibits, which are as Exhibits 4.1, 10.1, 10.2, 10.3 and 10.4 to our Amendment No. 1 to Current Report on Form 8-K/A filed on November 15, 2024.

Pilot Agreement

In connection with the Closing of the Endeavor Entities on October 1, 2024, a certain Secured Promissory Note dated December 31, 2023, made by Meridian Equipment Leasing, LLC, as Borrower (“Borrower”), to the order of Pilot OFS Holdings LLC, as Lender (“Lender”), in the original principal amount of $12,500,000.00 USD plus the sum of $500,000 (the “Note”) will be contained in our consolidated financial statements going forward. On October 1, 2024 the parties entered into a Letter Agreement regarding the Secured Promissory Note and related Loan Documents, which stipulates and agrees to the amount outstanding pursuant to a certain AR Assignment (also acquired through the close of the Endeavor Entities) is equal to $2,910,574. Upon the full and final closing and initial funding of a revolving line of credit, Borrower shall cause to be paid to Lender the outstanding AR balance of $2,910,574, plus interest at a rate of one and one-half percent (1.5%) per month on all amounts outstanding from July 1, 2024 through the date of repayment, no later than the close of business two (2) business days thereafter. Borrower shall also cause to be paid $57,750, representing all amounts currently due and owing under the Truck Yard Leases (as defined below), all of which is stipulated and agreed to in exchange for the Lender entering into an amended secured promissory note that extends the maturity date of the loans to December 31, 2024, and the agree that the Truck Yard Leases are considered terminated effective as of September 30, 2024, which includes (a) that certain Lease Agreement dated effective December 31, 2023, by and between Borrower, as Tenant, and Pilot Travel Centers LLC, as Landlord, covering certain real property located at 306 E. Greene St., Carlsbad, New Mexico 88220, as amended, (b) that certain Lease Agreement dated effective December 31, 2023, by and between Borrower, as Tenant, and Pilot Travel Centers LLC, as Landlord, covering certain real property located at 2260 US 181, Hobson, Texas 78117, as amended, and (c) that certain Lease Agreement dated effective December 31, 2023, by and between Borrower, as Tenant, and Pilot Travel Centers LLC, as Landlord, covering certain real property located at 620 S CR 153, Kenedy, Texas 78119, as amended (collectively, the "Truck Yard Leases").

This section contains only a brief description of the material terms of the Pilot Agreements and does not purport to be a complete description of, the rights and obligations of the parties to the agreements in connection with the Pilot Agreement, and such description is qualified in its entirety by reference to the full text of the Pilot Agreement and its exhibits, which are filed as Exhibits 10.35, 10.36, and 10.37 to the Quarterly Report.

Meridian Equipment Leasing Lease Agreement

On October 29, 2024, our subsidiary Meridian Equipment Leasing LLC (“MEL”), which subsidiary was acquired on October 1, 2024 in the acquisition of the Endeavor Entities, entered into a supplement (“Supplement No. 21”) to an existing Master Agreement (the “Master Agreement”) with Maxus Capital Group, LLC (“Maxus”). Under Supplement No. 21, Maxus agreed to finance approximately $1.5 million for the build-out of a pipeline at our acquired pipeline facility in Oklahoma. Once the pipeline is constructed Maxus will own the addition and we will lease these additions from Maxus under the terms of Supplement No. 21. Under the terms of the lease, we expect our lease payments to Maxus to be approximately $41,522 per month over four years, with an early buyout option or option at the end of the base term to purchase the wash plant equipment for approximately $484,111 or lease-end option to purchase the facilities for the fair market value. We anticipate that the lease will commence in the first quarter of 2025.

Agile

Upon the Closing of our acquisition of the Endeavor Entities, a certain Subordinated Business Loan and Security Agreement by and between Agile Capital Funding, LLC and Agile Lending, LLC (the lenders and Endeavor Crude, LLC, Meridian Equipment Leasing, LLC, and Silver Fuels Processing, LLC (the borrowers) dated September 27, 2024 (the “Agile Agreement”) will be contained in our consolidated financial statements going forward. Under the Agile Agreement, the listed borrowers received $1,420,000 in October 2024.

This section contains only a brief description of the material terms of the Agile Agreements and does not purport to be a complete description of, the rights and obligations of the parties to the agreements in connection with the Agile Agreement, and such description is qualified in its entirety by reference to the full text of the Agile Agreement, which is filed as Exhibit 10.44 to the Quarterly Report.

White Claw Crude, LLC

During the third quarter of 2024, the Company entered into a Crude Petroleum Sales Agreement with White Claw Crude, LLC (“WC Crude”). Both the WC Crude Crude Petroleum Sales Agreement and the existing WC Crude Crude Petroleum Supply Agreement(s) are cash net settled at market prices.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting of Shareholders. According to our records, you were a shareholder of the Company as of the end of business on December 2, 2024.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote via telephone or over the Internet.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the U.S. Securities and Exchange Commission, or “SEC,” we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to the holders of our common stock, par value $0.001 per share (the “Common Stock”), will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

The Notice of the Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

To access the materials, you must enter the control number included on your Notice.

The Notice is being made available to you by the Company in connection with its solicitation of proxies for use at the 2024 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 2278 Monitor Street, Dallas, Texas 75207 and/or any adjournments or postponements thereof. The Notice was first given or sent to shareholders on or about December 5, 2024. This Proxy Statement gives you information on these proposals so that you can make an informed decision.

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy card?

By completing a proxy card, as more fully described herein, you are designating James Ballengee, our Chief Executive Officer and/or Tyler Nelson, our Chief Financial Officer, as your proxies for the Annual Meeting and you are authorizing them to vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the U.S. Securities and Exchange Commission, or “SEC,” to give you when we ask you to sign a proxy card designating Messrs. Ballengee and Nelson as proxies to vote on your behalf.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

I share the same address with another Vivakor, Inc. shareholder. Why has our household only received one set of proxy materials?

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or, the Company at 5220 Spring Valley Road, Suite 500, Dallas, TX 75242, Attn: Corporate Secretary. Street name holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or the Corporate Secretary at the telephone number or address listed above.

How do I attend the Annual Meeting?

The Annual Meeting will be held in-person on December 27, 2024, 10 a.m. Central Time at 2278 Monitor Street, Dallas, Texas 75207.

Who is entitled to vote?

The Board has fixed the close of business on December 2, 2024 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record of the Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. On the Record Date, there were 41,008,013 shares of Common Stock outstanding. Each share of Common Stock represents one vote that may be voted on each proposal that may come before the Annual Meeting. The Company has no voting shares other than the Common Stock.

What is the difference between holding shares as a record holder and as a beneficial owner (holding shares in street name)?

If your shares are registered in your name with our transfer agent, Empire Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who may attend the Annual Meeting?

Only record holders and beneficial owners of our Common Stock, or their duly authorized proxies, may attend the Annual Meeting.

What am I voting for?

There are three (3) matters scheduled for a vote:

1.	To elect five (5) members of the Board of Directors to serve until the 2025 annual meeting of stockholders.

2.	To ratify the selection of Urish Popeck & Co, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

3.	To approve, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For your convenience, record holders of our Common Stock have FOUR methods of voting:

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode on your proxy card. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by December 26, 2024, at 11:59pm ET. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Vote by December 26, 2024, at 11:59 ET. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE AT THE MEETING. Attend and vote at the Annual Meeting to be held at 2278 Monitor Street, Dallas, Texas 75207 on December 27, 2024 at 10 a.m. Central Time.

NOTE FOR STREET-NAME HOLDERS. If you hold your shares through a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. The nominee will give you the Notice or voting instruction form. If you do not provide voting instructions, we expect that your nominee will be permitted to vote only on Proposal 2, but not on Proposals 1 and 3.

All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. We provide telephone and Internet proxy voting to allow you to vote your shares via phone or online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

For Common Stockholders, on each matter to be voted upon, you have one vote for each share of Common Stock you own as of the close of business on the Record Date.

Is my vote confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What constitutes a quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, 20,504,007 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

How will my shares be voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“For” the election of five (5) members of the Board of Directors to serve until the 2025 annual meeting of stockholders;

2.	“For” ratifying the selection of Urish Popeck & Co, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

3.	“For” the approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers.

If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of Messrs. Ballengee and Nelson, the Board’s designated proxies.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

Uninstructed Shares

All proxies that are executed or are otherwise submitted over the internet, by mail or in person will be voted on the matters set forth in the accompanying notice of Annual Meeting in accordance with the instructions set forth herein. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the Board’s recommendations on such proposals as set forth in this Proxy Statement.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions and broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on such proposals.

What is a broker non-vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

Proposal No. 2 for the ratification of the selection of Urish Popeck & Co, LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2024 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal. As such, there will not be any broker non-votes regarding this proposal.

Proposal No. 3 for the approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Broker non-votes will not have any effect on the outcome of the voting on this proposal.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT_____”

Proposal No. 2: Ratification of Selection of Urish Popeck & Co, LLC as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

Proposal No. 3: Approval of, on a non-binding advisory basis, the compensation of Vivakor’s named executive officers	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”

What is an abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are counted as shares present and entitled to vote at the Annual Meeting. Generally, unless provided otherwise by applicable law, our Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the number of shares of stock entitled to vote thereon and present (either in person or by proxy) vote in favor of such action. Therefore, votes that are “WITHHELD” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. A vote marked as “ABSTAIN” is not considered a vote cast and will, therefore, not affect the outcome of Proposal’s No. 2 or 3.

What are the voting procedures?

In voting by proxy regarding the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Regarding the other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposals. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is my proxy revocable?

If you are a registered stockholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary, at 5220 Spring Valley Road, Suite 500 Dallas, TX 75264, either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may revoke your proxy or change your proxy vote by voting at the meeting. Your attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Who is paying for the expenses involved in preparing this Proxy Statement?

All of the expenses involved in preparing and assembling these proxy materials and mailing the Notice (and any paper materials, if requested) and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials.

Do I have dissenters’ rights of appraisal?

The Company’s stockholders do not have appraisal rights under Nevada law or under the Company’s governing documents with respect to the matters to be voted upon at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2025 Annual Meeting?

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) must submit the proposal to us at our corporate headquarters no later than March 31, 2025, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Pursuant to our Amended and Restated Bylaws, nothing in the procedure described in the sentence above shall be deemed to affect the rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule l4a-8 under the Exchange Act.

Stockholders who intend to present a proposal at our 2025 Annual Meeting without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices on or after February 1, 2025, but no later than March 31, 2025. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Excluding Proposal No. 1 and No. 3 (Election of Directors and Compensation of Directors, respectively), do the Company’s executive officers and Directors have an interest in any of the matters to be acted upon at the Annual Meeting?

Members of the Board and executive officers of the Company do not have any substantial interest, direct or indirect, in Proposal No. 2 (the ratification of the selection of Urish Popeck & Co, LLC as our independent registered public accounting firm for our fiscal year ending December 31, 2024).

Are any of the proposals conditioned on one another?

No.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board currently consists of five (5) directors, and their terms will expire at the Annual Meeting. Directors are elected at the Annual Meeting of stockholders each year and hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

James Ballengee, Tyler Nelson, John R. Harris, Albert Johnson, and Michael Thompson have each been nominated to serve as directors and have agreed to stand for election. If these nominees are elected at the Annual Meeting, then each nominee will serve for a term expiring at the 2025 Annual Meeting and until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at the election. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.

If no contrary indication is made, proxies will be voted “FOR” all nominees listed below or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Nominees for Election to the Board for a Term Expiring at the 2025 Annual Meeting of Stockholders

Name	Age	Positions
James Ballengee	59	Chief Executive Officer and Director
Tyler Nelson	44	Chief Financial Officer and Director
John R. Harris	76	Director
Albert Johnson	49	Director
Michael Thompson	55	Director

James H. Ballengee joined Vivakor as Chief Executive Officer and Chairman of the Board in 2022. Prior to joining the Company, Mr. Ballengee had more than two decades of experience in midstream oil and gas senior management roles. Previously, he had been involved in two major private equity portfolio companies holding positions including Chief Commercial Officer, Chief Financial Officer, Chief Executive Officer, and Chairman of the Board. From 1997 through 2010, Mr. Ballengee served first as Chief Financial Officer, then Chief Executive Officer, then Chief Commercial Officer of Taylor Logistics, LLC, a Halifax Group-backed private equity portfolio company focused on crude oil marketing and logistics, which he led through a successful sale to Gibson Energy, Inc. (TSX: GEI). From 2010 to 2013, he was Chief Executive Officer and Chairman of the Board of Bridger Group, LLC, a private crude oil marketing firm. From 2013 to 2015, he was a board member and Chief Commercial Officer of Bridger, LLC, a Riverstone Holdings-backed private equity portfolio company focused on crude oil marketing and logistics, which he led through a successful sale to Ferrellgas Partners, LP (NYSE: FGP). Mr. Ballengee currently manages an exempt family office, which in turn holds and manages investments principally in the oil and gas, sports and entertainment, and real estate sectors. He has an undergraduate degree in accounting from Louisiana State University-Shreveport.

Tyler Nelson joined Vivakor on a part-time basis as Chief Financial Officer in 2014 and has served as full-time Chief Financial Officer since September 2020. Mr. Nelson joined the Board of Directors of Vivakor in January 2023. Mr. Nelson is a CPA who worked from 2006 to 2011 in Audit and Enterprise Risk Services at Deloitte LLP (USA) and later at KSJG, LLP (later acquired by Withum+Brown, PC). He worked with clients with assets of more than $100 billion and annual revenues of more than $15 billion, which are considered some of the most respected financial institutions in the world. In 2011, Mr. Nelson began working for LBL Professional Consulting, Inc. where he provided merger and acquisition, initial public offering, and interim chief financial officer services to clients. Mr. Nelson continues to sit on the Board of Directors and remains an officer of LBL Professional Consulting, Inc. Mr. Nelson earned a Master’s Degree in Accountancy from the University of Illinois- Urbana-Champaign, and a Bachelor’s Degree in Economics with a minor in Business Management from Brigham Young University.

John R. Harris, age 75, combines over 35 years of experience in Board of Directors, CEO and Senior Management positions in a variety of industries including technology services, telecommunications, healthcare, and business process outsourcing. He currently serves on the board of directors for the Hackett Group, Hifu Prostate Services, GenHemp, and Everservice. Since 2009 Mr. Harris has primarily been a private investor, advisor, and board member for both public and privately held companies. From 2006 to 2009 he was CEO of Etelecare Global solutions a leading provider of offshore teleservices to Fortune 1,000 companies. From 2003 to 2005 he served as the CEO of Seven Worldwide, a digital content management company where he was previously a member of the board of directors of the company. From 2001 to 2003, Mr. Harris consulted with a variety of venture-backed early-stage companies. Previously Mr. Harris spent 25 years with Electronic Data Systems in a variety of senior executive positions to include President of the 4 strategic business units serving the telecommunications and media industries world-wide. He was elected as a Corporate Vice-President and Officer of the company. During his tenure with EDS, he gained extensive international experience working and living in the Middle East, Europe and Asia. Mr. Harris has extensive public company board experience through prior services on the boards of Premier Global Services, Cap Rock Communications, Genuity, Ventiv Health, Startek, Sizmek, Mobivity and Applied Graphic Technologies and served in a variety of positions to include board member, committee chairman, lead director and chairman. Mr. Harris received his BBA and MBA from the University of West Georgia where he serves on the Board of Advisors to the Richards School of Business.

Albert Johnson, age 48, brings over 25 years of experience in operations and senior management in the midstream and downstream sectors of the oil and gas industry. Previously, Mr. Johnson had been involved in public and privately held companies holding various positions in senior management and serving as a member of boards of directors. From 2014 to 2015, he was Director of Business Development for Sunoco Logistics, LP., a publicly traded master limited partnership involved in the marketing, trading, transportation and terminalling of crude oil, products and NGLS. From July 2015 through May 2017, Mr. Johnson was the Vice President of Business Development for Navigator Energy Services, LLC., a private equity backed company involved in the gathering, transportation and terminalling of crude oil. From March 2018 to November 2022, Mr. Johnson served as Executive Vice President Business Development for ARX Energy, LLC. Since November 2022, Mr. Johnson has served as Chief Commercial Officer for ARX Energy, LLC., a privately held company involved in building a world class clean fuels facility in the Port of Brownsville, Texas. Mr. Johnson served on the Board of Directors for West Texas Gulf Pipe Line Company and on the Management Committee of SunVit Pipeline, LLC. He has an undergraduate degree in History from the University of Texas at Austin and an MBA finance concentration from Jones Graduate School of Business at Rice University.

Michael Thompson, age 55, combines over 25 years of experience in company directorship. Previously, he had been involved in four companies and two nonprofit organizations, holding positions including President, Representative Director, and board member. Mr. Thompson presently serves as the Global Head of Multi-Vendor Solutions at HP. From 2016 to 2021, Mr. Thompson has served on the Board of Directors as the Chair of the Audit Committee and Conflicts Committee of Rhino Resources, LTD, a company concentrated on coal and energy-related assets and activities. From 2014 to 2016, Mr. Thompson was a Director and Chair of the Strategic Planning Committee of Idaho Aquarium, a nonprofit aquarium. From 2010 to 2012, Mr. Thompson was a member of the board of Asister, a nonprofit organization focused on designing and distributing appliances in Latin America. From 2005 to 2009, Mr. Thompson served on the Board of Directors for Environmental Energy Services, Inc. and Blaze Energy, Inc., energy services and asset accumulation companies. From 1996 to 1999, he served as President and Representative Director of Micron Electronics Japan, K.K. and Micron Electronics China. Mr. Thompson has a bachelor’s degree in Business and Japanese from Brigham Young University and a master’s degree in Organizational Leadership from Gonzaga University. Mr. Thompson is a member of the National Association of Corporate Directors and brings to our Board over 25 years of experience in corporate governance, compliance and turnaround.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Terms; Qualifications

Members of our Board of Directors serve until the next Annual Meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is averse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. None of the directors and executive officers has been involved in any legal proceedings as listed in Regulation S-K, Section 401(f) material to an evaluation of the ability or integrity of any director or executive officer.

Directors and Officers Liability Insurance

The Company has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures the Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and the Company’s Articles of Incorporation, as amended and Bylaws.

Board Composition, Committees, and Independence

Composition. Our Board has five members. Our Chief Executive Officer, James H. Ballengee, is a member of the Board and is a full-time employee of the Company. Tyler Nelson is our Chief Financial Officer, a member of the Board and is a full-time employee of the Company. John R. Harris, Albert Johnson and Michael Thompson are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules.

Meetings. During the year ended December 31, 2023, the Board held four meetings, the Audit Committee held three meetings, the Compensation Committee held several meetings and the Nominating and Corporate Governance Committee held one meeting. All directors attended more than seventy-five percent (75%) of the meetings of the Board and committee meetings of which such director was a member held during 2023.

Compensation Committee. Our Compensation Committee is currently comprised of Michael Thompson, Albert Johnson, and John Harris, each of whom qualify as an independent director under applicable Nasdaq rules. John Harris serves as the chairman of the Compensation Committee.

In considering and determining executive and director compensation, the Compensation Committee reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to our officers. The Compensation Committee also determines and approves any non-cash compensation paid to any employee. We do not engage any compensation consultants to assist in determining or recommending the compensation to our officers or employees.

Audit Committee. Our Audit Committee is currently comprised of Michael Thompson, Albert Johnson and John Harris, each of whom qualify as an independent director under applicable Nasdaq and SEC rules, and “financially literate” under applicable Nasdaq rules. Our board has determined that Michael Thompson, qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Michael Thompson serves as the chairman of the Audit Committee.

The Audit Committee’s duties are to recommend to the Board the engagement of independent auditors to audit our financial statements and to review its accounting and auditing principles. The Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of the Board, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently comprised of Michael Thompson, Albert Johnson, and John Harris, each of whom qualify as an independent director under applicable Nasdaq rules. Albert Johnson serves as the chairman of the Nominating and Corporate Governance Committee.

The responsibilities of the Nominating and Corporate Governance Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establishing procedures for the nomination process, oversight of possible conflicts of interests involving the Board and its members, developing corporate governance principles, and the oversight of the evaluations of the Board and management. The Nominating and Corporate Governance Committee has not established a policy regarding the consideration of any candidates recommended by stockholders. If we receive any stockholder recommended nominations, the Nominating and Corporate Governance Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Director Independence. We have determined, after considering all the relevant facts and circumstances, that Michael Thompson, Albert Johnson, and John Harris are independent directors as defined by the listing standards of the Nasdaq Stock Exchange and by the SEC because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. James Ballengee and Tyler Nelson are not “independent” as defined by the listing standards as Mr. Ballengee and Mr. Nelson are executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves, or in the past has served, as a member of the Board of Directors’ compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Company’s Board or its Compensation Committee. None of the members of the Company’s Compensation Committee is, or has ever been, an officer or employee of the company.

Code of Ethics and Business Conduct

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.vivakor.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

Board Diversity Matrix

	As of December 5, 2024				As of December 31, 2023
Total No. of Directors	5				4

Gender Identity	Female	Male	Non-Binary	Did Not Disclose	Female	Male	Non-Binary	Did Not Disclose

Directors		5				4

Part II: Demographic Background

African American or Black		1				1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		4				3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

EXECUTIVE OFFICERS

The following is a biographical summary of our executive officers and their ages, except for Mr. Ballengee and Mr. Nelson, whose biographies are included under the heading “Proposal No. 1: Election of Directors” set forth above:

Directors and Executive Officers	Position/Title	Age
James H. Ballengee	Chief Executive Officer and Director	59
Tyler Nelson	Chief Financial Officer and Director	44
Russ Shelton	Chief Operating Officer	48
Patrick Knapp	Vice President, General Counsel, & Secretary	39

Russ Shelton joined Vivakor as Chief Operating Officer in 2024. Mr. Shelton is a seasoned operations executive with more than three decades of management experience with midstream trucking, terminaling, and marketing companies, including for several of the business units being acquired in the Company’s purchase of the Endeavor Entities. Mr. Shelton was most recently the Chief Operating Officer for Endeavor Crude, LLC, and prior to that served as its Vice President of Transportation since 2023. Prior to Endeavor Crude, he worked as Director of Operations for Senergy Petroleum from 2021-23, and prior to that worked as Director of Transportation for Pilot Travel Centers LLC from 2018-21.

Patrick Knapp joined Vivakor as Vice President, General Counsel & Secretary in 2024. Mr. Knapp is an accomplished corporate securities lawyer whose practice has focused on M&A, financings, and complex commercial transactions principally relating to midstream liquids such as crude oil, refined products, and oilfield produced water. He has represented oil and gas producers, marketers, refiners, midstream infrastructure providers, OFS companies, and oilfield waste recyclers in billions of dollars’ worth of transactions in the United States, Canada, and Mexico. Prior to Vivakor, he was a partner in the energy practice at Jackson Walker LLP from 2021-2024, where he organized and led the firm’s oilfield produced water working group. From 2019-2021, he was a partner at the international law firm McGuireWoods LLP. Knapp holds a bachelor’s degree in economics and marketing from the University of Notre Dame and a juris doctor from Southern Methodist University. He is Chairman of the Sister Loyola Foundation, a nonprofit supporting Catholic education through scholarships and grants. Mr. Knapp is admitted to practice law in Texas.

EXECUTIVE COMPENSATION

Summary Compensation Table

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2023;

(b)	each of our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2023 who had total compensation exceeding $100,000 (if applicable); and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at December 31, 2023 (if applicable), who we will collectively refer to as the named executive officers, for the years ended December 31, 2023 and 2022, are set out in the following summary compensation table:

Executive Officers and Directors

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2023 and 2022. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the estimated fair value of stock options granted and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
James Ballengee	2023	1,000,000	(2)	-0-		-0-		-0-		-0-	-0-	76,923	(6)	1,076,923
CEO and Chairman(1)	2022	178,082	(2)	-0-		-0-		-0-		-0-	-0-	13,313	(6)	191,395

Tyler Nelson	2023	350,000		700,000	(4)	-0-		-0-		-0-	-0-	57,631	(6)	1,107,631
CFO and Secretary	2022	219,315	(3)	605,467	(4)	-0-		1,652,085	(5)	-0-	-0-	35,220	(6)	2,512,087

Leslie D. Patterson	2023	75,000		-0-		175,000	(11)	-0-		-0-	-0-	-0-		250,000
Executive Vice President, Operations & Construction	2022	-0-		-0-		-0-		-0-		-0-	-0-	-0-		-0-

Matthew Nicosia	2022	138,904	(8)	125,000	(9)	-0-		1,053,224	(10)	-0-	-0-	11,044	(6)	1,328,172
Former CEO and Former Chairman(7)

(1)	Mr. Ballengee was hired as our Chief Executive Officer on October 28, 2022.
(2)	Pursuant to Mr. Ballengee’s Employment Agreement, his salary is paid in shares of our common stock, priced based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the Effective Date or annual anniversary of his Employment Agreement, as applicable. The five (5) day volume-weighted average price of our common stock for shares issued for $178,082 of his 2022 salary and $821,978 of his 2023 salary was approximately $1.08 (covering October 28, 2022 through October 28, 2023). As a result, we issued Mr. Ballengee 923,672 shares of our common stock as payment for his salary for 2022 and 2023 (through October 28, 2023). As of December 31, 2023, $178,082 of his 2023 salary (October 28, 2023 through December 31, 2023) or 295,085 shares of our common stock are payable to Mr. Ballengee on January 28, 2024. The five (5) day volume-weighted average price of our common stock for these shares is approximately $0.60 per share.
(3)	Of this total amount, $51,662 was paid in cash and the remaining $167,653 was accrued as of December 31, 2022 and 2023.
(4)	Of the 2022 bonus amount, $605,467 and $580,194 was accrued as of December 31, 2022 and 2023. In 2023, $25,273 of the 2022 bonus was paid in cash. Of the 2023 bonus amount, $700,000 was accrued as of December 31, 2023.

(5)	Includes the aggregate grant date fair value of the stock option to acquire 917,825 shares of our common stock issued to Mr. Nelson under the Nelson Employment Agreement. Such stock options were priced using the Black-Scholes option pricing model to determine the fair value of the options on the date of grant, using the following assumptions:

June 9, 2022
Risk-free interest rate	3.04%
Expected dividend yield	None
Expected life of warrants	10 years
Expected volatility rate	254%

(6)	Includes amounts for accrued employee benefits, including sick and vacation benefits.
(7)	Mr. Nicosia resigned as an executive officer, Chairman of the Board and as a Director, effective October 6, 2022. Such resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
(8)	Of this total amount, $50,000 was paid in cash and the remaining $88,904 was accrued as of December 31, 2022 and 2023.
(9)	Accrued as of December 31, 2022 and 2023.
(10)	Includes the aggregate grant date fair value of the stock option to acquire 503,935 shares of our common stock issued to Mr. Nicosia under the Nicosia Employment Agreement. Stock options to acquire the remaining 451,158 shares of our common stock under the Nicosia Employment Agreement were forfeited when Mr. Nicosia resigned as our Chief Executive Officer and, as a result, have not been valued in the table. The 503,935 stock options were priced using guidance from ASC 718 and the Black-Scholes option pricing model to determine the fair value of the options on the date of grant, using the following assumptions:

June 9, 2022
Risk-free interest rate	3.07%
Expected dividend yield	None
Expected life of warrants	5 years
Expected volatility rate	169%

(11)	In connection with his hiring we signed an Executive Employment Agreement with Mr. Patterson. Under the terms of the Agreement, Mr. Patterson will receive $150,000 in annual salary, shares of our common stock equal to $25,000 annually, and two one-time bonuses of shares of our common stock equal to $125,000 each, with the first bonus payable on the one year anniversary of his employment, and the second bonus payable on the eighteen month anniversary of his employment agreement.

Employment Agreements

James Ballengee

On October 28, 2022, we entered into an executive employment agreement with James Ballengee (the “Ballengee Employment Agreement”) with respect to our appointment of Mr. Ballengee as Chief Executive Officer and Chairman of the Board of Directors. Pursuant to the Ballengee Employment Agreement, Mr. Ballengee will receive annual compensation of $1,000,000 payable in shares of our common stock, priced at the volume weighted average price (VWAP) for the five trading days preceding the date of the Ballengee Employment Agreement and each anniversary thereof (the “CEO Compensation”). The CEO Compensation is subject to satisfaction of Nasdaq rules, the provisions of our equity incentive plan and other applicable requirements and shall be accrued if such issuance is due prior to satisfaction of such requirements. Additionally, Mr. Ballengee shall be eligible for a discretionary performance bonus. The Ballengee Employment Agreement may be terminated by either party for any or no reason, by providing a five days’ notice of termination.

Pursuant to the Ballengee Employment Agreement, Mr. Ballengee was granted the right to nominate two additional directors for appointment to the Board in his sole discretion, as well as a third additional director upon issuance of the Note Payment Shares (defined below), subject to such directors passing a background check. Pursuant to the Ballengee Employment Agreement, Mr. Ballengee nominated John Harris and Albert Johnson as Board of Director appointees and both were appointed in January 2023.

Tyler Nelson

On June 13, 2024, the Company entered into an Employment Agreement with Mr. Nelson with respect to the Company’s appointment of Mr. Nelson as Chief Financial Officer. Pursuant to the Employment Agreement, Mr. Nelson receives: (i) $450,000 annually (the “Base Salary”); (ii) an annual cash incentive bonus of a minimum of 50% of the Base Salary (a portion of which may be payable in the form of restricted common stock of the Company) and a maximum of 120% of the Base Salary; and (iii) an annual equity incentive bonus of a minimum of 25% of the Base Salary and a maximum of 120% of the Base Salary in shares of restricted stock. Mr. Nelson will also be eligible for a cash transaction bonus (the “Transaction Bonus”) for Qualified Transactions, as defined in the New Employment Agreement, of 0.5% of the enterprise value of the assets, equity or business sold or acquired or the listing value of the equity or debt being listed on a national exchange. For each of the closing of the Merger Agreement and Endeavor MIPA, Mr. Nelson will receive a bonus of $200,000, with $100,000 for each such bonus to be paid in cash and the remaining $100,000 for each such bonus to be paid in shares of the Company’s common stock, valued on the date of close of the Merger Agreement and the Endeavor MIPA, respectively. The foregoing bonuses are in lieu of a Transaction Bonus for either the Merger Agreement or the Endeavor MIPA. The New Employment Agreement is for an initial term of two years and will auto-renew for subsequent one-year terms if not terminated by either party at the end of a term, which requires 90 days prior notice. The New Employment Agreement may also be terminated under standard cause and without cause termination and resignation provisions.

Settlement Agreement and Promissory Note

At the time of the termination of the Original Agreement, the Company owed Mr. Nelson $1,167,750 in accrued salary and bonuses, plus interest (together, the “Accrued Compensation”), for serving as the Company’s Chief Financial Officer under the Original Agreement. Pursuant to the Settlement Agreement, the Company and Mr. Nelson agreed the Accrued Compensation would be paid to Mr. Nelson under of a straight promissory note in the principal amount of the Accrued Compensation (the “Note”). Under the terms of the Note, the amounts due under the Note will accrue interest at 8% per annum, and will be paid to Mr. Nelson by paying him 5% of any money received by the Company from closed future financings or acquisition/merger/sale transactions until the Note has been paid in full. In the event the Note has not been paid in full by December 31, 2024, the Note will mature and any amounts due thereunder will be due and payable in full in such date.

Stock Option

Under the terms of the Settlement Agreement, the Company issued Mr. Nelson a stock option agreement (the “Option Agreement”) setting forth the stock options Mr. Nelson were issued on June 9, 2022 (the “Grant Date”). Pursuant to the Option Agreement, as of the Grant Date, Mr. Nelson was granted 917,825 stock options (the “Options”) at an exercise price per share of $1.80. The Options shall vest as follows: (i) 360,145 shares on the Grant Date, (ii) 219,312 shares three (3) months after the Grant Date, (iii) 48,338 shares for each of the following six (6) quarters, and (iv) 48,340 shares following the eighth (8th) quarter after the Grant Date. The Options were fully vested as of June 9, 2024.

Russ Shelton

On October 1, 2024, the Company entered into an executive employment agreement with Russ Shelton (the “Shelton Agreement”) with respect to the Company’s appointment of Mr. Shelton as Executive Vice President and Chief Operating Officer of the Company. Pursuant to the Shelton Agreement, Mr. Shelton will receive (i) base salary compensation of $337,000 USD annually (the “Base Compensation”); (ii) an annual cash and equity incentive compensation of up to $808,000 based upon certain performance criteria as more particularly described therein. As an inducement to enter into the Shelton Agreement, Mr. Shelton shall receive a one-time signing grant of Company common stock equivalent in value to $150,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant, subject to an eighteen (18)-month lockup period, which shall be granted promptly after the Effective Date, as defined therein. Pursuant to the Shelton Agreement, Mr. Shelton’s employment is at-will under Texas law, except as modified therein. Mr. Shelton’s employment with Vivakor Administration, LLC, a subsidiary of the Company, began on October 1, 2024.

Patrick Knapp

On June 26, 2024 (the “Effective Date”), the Company entered into that certain Executive Employment Agreement with Patrick M. Knapp to join the Company as its Executive Vice President, General Counsel, & Secretary (the “Knapp Agreement”).

The Knapp Agreement provides for an annual base salary of $350,000, payable in equal installments every two weeks. In addition, the Knapp Agreement provides for annual incentive cash and equity compensation of up to $840,000 based on certain performance goals as further set forth therein. As an inducement to enter into the Knapp Agreement, Mr. Knapp shall receive a one-time signing grant of Company common stock equivalent in value to $250,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant (calculated to be 140,190 shares based on the effective date of the Knapp Agreement), subject to an eighteen (18)-month lockup period and a conditional clawback obligation concurrent therewith, which shall be granted within thirty (30) days after the Start Date, as defined therein. Pursuant to the Knapp Agreement, Mr. Knapp’s employment is at-will under Texas law, except as modified therein. Mr. Knapp’s employment with the Company began on June 26, 2024.

Stock Incentive Plan

Equity Incentive Plans

Our Board of Directors and the holders of a majority of our common stock approved a new equity incentive plan in November 2023, which authorizes the issuance of up to 40,000,000 shares of common stock through the grant of stock options (including incentive stock options qualifying under section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing.

Our Board of directors approved an equity incentive plan in February 2022, which authorizes the issuance of up to 2,000,000 shares of common stock through the grant of stock options (including incentive stock options qualifying under section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing.

Outstanding Equity Awards at December 31, 2023

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers on December 31, 2023:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James Ballengee	-0-	-0-	-0-	N/A	N/A	-0-	-0-	-0-	-0-

Tyler Nelson	821,147	96,678	-0-	1.80	June 8, 2032	-0-	-0-	-0-	-0-

Aggregated Option Exercises

There were no options exercised by any officer or director of our company during our twelve-month period ended December 31, 2023.

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director Compensation

The table below shows the compensation paid to our directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Ballengee	-	-	-	-	-	-	-

Tyler Nelson(1)	-	-	-	-	-	-	-

John Harris(2)	58,846	104,539	-	-	-	-	163,385

Albert Johnson(3)	62,308	104,539	-	-	-	-	166,847

David Natan(4)	56,947	94,055	-	-	-	-	151,002

Matthew Balk(5)	12,500	-	-	-	-	-	12,500

Trent Staggs(6)	12,500	-	-	-	-	-	12,500

(1)	Tyler Nelson, our Chief Financial Officer, was appointed to the Board of Directors on January 16, 2023.
(2)	John Harris was appointed to the Board of Directors on January 16, 2023. He qualifies as an independent director and serves on the Board’s Audit Committee, Compensation Committee and Nominating Committee, serving as the chairman of the Compensation Committee.
(3)	Albert Johnson was appointed to the Board of Directors on January 16, 2023. He qualifies as an independent director and serves on the Board’s Audit Committee, Compensation Committee and Nominating Committee, serving as the chairman of the Nominating Committee.
(4)	David Natan resigned from the Board of Directors on December 6, 2023.
(5)	Matthew Balk resigned from the Board of Directors on January 16, 2023.
(6)	Trent Staggs resigned from the Board of Directors on January 4, 2023.

Change of Control

There are no arrangements, including any pledge by any person of our securities, known to us whereby the operation of such a pledge or arrangement may result in a change in control of the Company at a subsequent date.

Vote Required

The five nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality. Withholding a vote from a director nominee will not be voted with respect to the director nominee indicated and will have no impact on the election of directors although it will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS.

PROPOSAL NO. 2:

RATIFICATION OF THE SELECTION OF URISH POPECK & CO., LLC AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

The Board has appointed Urish Popeck & Co., LLC (“Urish”) to serve as our independent registered public accounting firm for the year ending December 31, 2024. Urish has provided services in connection with the review and audit of the Company’s financial statements since 2024.

The Board is requesting that stockholders ratify the selection of Urish to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The Board is not required to take any action as a result of the outcome of the vote on this proposal. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified, the Board will consider its options.

A representative of Urish will not be attending the Annual Meeting.

Principal Accountant Fees and Services

The aggregate fees billed for 2024 so far for professional services rendered by our independent registered public accounting firm auditors for the audit of our annual consolidated financial statements (Urish has not conducted an audit of our annual consolidated financial statements since their appointment), quarterly reviews of our interim consolidated financial statements and services normally provided by independent accountants in connection with statutory and regulatory filings or engagements for these fiscal periods were as follows:

	Year Ended December 31,
	2023	2022
Audit Fees	$722,881	$383,535
Audit Related Fees	$30,873	$158,108
Tax Fees	$-	$33,149
Total	$753,754	$574,792

In the above table, Audit Fees are fees billed by our company’s external auditor for services provided in auditing our company’s annual financial statements for the subject year. “Tax fees” are fees billed for professional services rendered for tax compliance, tax advice and tax planning. The audit fees include review of our interim financial statements and year-end audit. The Audit Fees reflected in the above table were billed by the Company’s prior independent registered public accounting firm, and not by Urish, the Company’s current registered public accounting firm.

Vote Required

The affirmative vote of a majority of the shares (by voting power) present in person at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required to approve the ratification of the selection of Urish Popeck & Co., LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” the RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2024.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the NEOs, as we have described it in the “Executive Compensation” section of this proxy statement. While this vote is advisory, and not binding on the Company, it will provide information to our Board and Compensation Committee regarding investor sentiment about our executive compensation policies and practices, which the Committee will be able to consider when determining future executive compensation.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to compensation disclosure rules of the SEC located in the “Executive Compensation” section of this proxy statement, and the accompanying executive compensation table and narrative discussions, is hereby APPROVED.”

The vote on this Proposal No. 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from shareholders and will consider the outcome of the vote when making future executive compensation decisions. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3.

Recommendation of our Board

THE BOARD RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our voting shares beneficially owned as of December 2, 2024 by (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding shares of the particular class of voting stock, (ii) each executive officer, (iii) each director, and (iv) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options, warrants and/or other convertible securities. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for each beneficial owner is exercised solely by the beneficial owner.

For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of December 5, 2024 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership of our common stock is based on an aggregate of 41,008,013 shares outstanding.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Vivakor, Inc., 5220 Spring Valley Road, Suite 500, Dallas, Texas 75242.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
James H. Ballengee, Chief Executive Officer and Director(1)	19,180,970	46.55%
Tyler Nelson, Chief Financial Officer and Director(2)	115,515	*
Russ Shelton, Chief Operating Officer(3)	88,547	*
Patrick Knapp, VP, General Counsel and Secretary(4)	140,190	*
John R. Harris, Director(5)	151,877	*
Albert Johnson, Director(6)	151,877	*
Michael Thompson, Director(7)	68,256	*
All Officers and Directors as a group (7 persons)	19,897,232	47.84%

5% Beneficial Stockholders
Matthew Nicosia(8)	4,189,667	10.22%
Peter D’Arruda(9)	-	-
Jeffrey L. Pulford(10)	-	-
Daniel O. Ritt(11)	-	-
Everett Monroe(12)	-	-

Name and Address of Beneficial Owner	Value of Class B Units of VV RII Beneficially Owned	Percentage of VV RII Class B Units Beneficially Owned
James H. Ballengee, Chief Executive Officer and Director(1)	-	-
Tyler Nelson, Chief Financial Officer(2)	-
Russ Shelton, Chief Operating Officer(3)	-	-
Patrick Knapp, VP, General Counsel and Secretary(4)
John R. Harris, Director(5)	-	-
Albert Johnson, Director(6)	-	-
Michael Thompson, Director(7)
All Officers and Directors as a group (7 persons)

5% Beneficial Stockholders
Matthew Nicosia(8)	-	-
Peter D’Arruda(9)	$300,000	5.25%
Jeffrey L. Pulford(10)	379,000	6.63
Daniel O. Ritt(11)	325,000	5.69
Everett Monroe(12)	450,000	7.88

*	Less than 1%
(1)	James H. Ballengee’s address is 5151 Beltline Road, Suite 715 Dallas, Texas 75234. Includes 15,021,210 shares of common stock held in the name of Jorgan Development, LLC and 80,596 shares of common stock held in the name of JBAH Holdings, LLC, and 4,079,164 held in his name. James Ballengee, in his capacity as sole manager, has sole voting and investment power over both Jorgan Development, LLC and JBAH Holdings, LLC. Includes 21,552 shares owed to Ballengee Holdings, LLC, an entity controlled by Mr. Ballengee, under the terms of a promissory note and 177,413 shares that are either currently owed to Mr. Ballengee, or that will be owed to Mr. Ballengee in the next 60 days, under his employment agreement.
(2)	Does not include vested stock options to purchase 917,825 shares of common stock.
(3)	Includes 88,547 shares due to Mr. Shelton under his employment agreement.
(4)	Includes 140,190 shares due to Mr. Knapp under his employment agreement.
(5)	Includes 94,179 shares currently held by Mr. Harris and 57,698 shares either currently due to Mr. Harris or due to him in the next 60 days for Board fees.
(6)	Includes 94,179 shares currently held by Mr. Johnson and 57,698 shares either currently due to Mr. Johnson or due to him in the next 60 days for Board fees.
(7)	Includes 68,256 shares either currently owed to Mr. Thompson or owed to Mr. Thompson in the 60 days for Board fees.
(8)	The shares of common stock beneficially owned by Matthew Nicosia includes 4,189,405 shares of common stock held by AKMN Irrevocable Trust and 262 shares of common stock held by Nicosia Family Trust. Matthew Nicosia is the trustee of the AKMN Irrevocable Trust, of which Jonathan Nicosia, Matthew Nicosia’s son, a minor, is the beneficiary. Does not include options to purchase 503,935 shares of common stock.
(9)	Peter D’Arruda’s address is 124 Poppleford Place, Cary, NC 27518.
(10)	Jeffrey L. Pulford’s address is 33242 N. 68th Place, Scottsdale, AZ 85266.
(11)	Daniel O. Ritt Trust’s address is 168 Dover Pkwy, Stewart Manor, NY 11530.
(12)	Everett Monroe’s address is 5813 114th Street, Lubbock TX 79424.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction from January 1, 2023 to December 31, 2023, and any material, publicly disclosed transaction through the date of this filing and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our current policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

In accordance with ASC 810, as of October 1, 2023, we deconsolidated Viva Wealth Fund I, LLC (VWFI), recognizing a gain on deconsolidation of $438,099. The assets, liabilities and equity related to VWFI were removed from our financial statements (Note 3 Principles of Consolidation) in our Annual Report on Form 10-K for the year ended December 31, 2023 that was filed with the Commission on April 17, 2024, resulting in the gain on deconsolidation. In 2022, VWFI paid $2,266,964 to Dzign Pro Enterprises, LLC (Dzign Pro) for engineering services related to our RPCs, site planning, and infrastructure, which entity shares a common executive with VWFI. As of December 31, 2022, VWFI also entered into a master revolving note payable to Dzign Pro in the amount of $300,000, which accrues 5% interest per annum, has a maturity date of July 14, 2024, where no payments are made prior to the maturity date unless at the option of the fund. VWFI also entered into a master revolving note payable to Van Tran Family LP, which is an affiliate of WealthSpace, LLC, the VWFI Fund Manager, in the amount of $599,500, which accrues 6% interest per annum, has a maturity date of October 11, 2023, where no payments are made prior to the maturity date unless at the option of the fund.

Acquisition of Endeavor Entities

On October 1, 2024, Jorgan Development, LLC, a Louisiana limited liability company (“Jorgan”) and JBAH Holdings, LLC, a Texas limited liability company (“JBAH” and, together with Jorgan, the “Sellers”), as the equity holders of Endeavor Crude, LLC, a Texas limited liability company, Equipment Transport, LLC, a Pennsylvania limited liability company, Meridian Equipment Leasing, LLC, a Texas limited liability company, and Silver Fuels Processing, LLC, a Texas limited liability company (collectively, the “Endeavor Entities”) closed the transactions that were the subject of the previously-disclosed Membership Interest Purchase Agreement among them dated March 21, 2024, as amended (the “MIPA”) (the “Closing”). In accordance with the terms of the MIPA, at the Closing, the Company acquired all of the issued and outstanding membership interests in each of the Endeavor Entities (the “Membership Interests”), making them wholly-owned subsidiaries of the Company.

The Endeavor Entities own and operate a combined fleet of more than 500 commercial tractors and trailers for the hauling of crude oil and produced water. On a daily basis, the trucking fleet hauls approximately 60,000 barrels of crude oil, tank bottoms, and petroleum wastes, and approximately 30,000 barrels of produced water. In addition, the Endeavor Entities own and operate a crude oil shuttle pipeline and exclusive connected blending and processing facility in Blaine County, Oklahoma.

The purchase price for the Membership Interests is $120 million (the “Purchase Price”), subject to post-closing adjustments, including a reduction for assumed debt and a possible increase for an earn-out adjustment, payable by the Company in a combination of Company common stock, $0.001 par value per share (“Common Stock”) and Company Series A Preferred Stock $0.001 par value per share (“Preferred Stock”). The Preferred Stock will have the terms set forth in the Series A Preferred Stock Certificate of Designations, including, but not limited to, liquidation preference over the Common Stock, the payment of a cumulative six percent (6%) annual dividend per share payable quarterly in arrears in shares of Common Stock (so long as such issuances of Common Stock would not result in the Sellers beneficially owning greater than 49.99% of the issued and outstanding Common Stock), and the Company having the right to convert the Preferred Stock at any time using the stated value of $1,000 per share of Preferred Stock and the conversion price of one dollar ($1.00) per share of Common Stock. The Sellers are beneficially owned by James Ballengee, the Company’s chief executive officer and principal shareholder. The Company is currently still calculating the reduction in the Purchase Price, as a result of Endeavor Entities debt that the Company assumed at Closing.

As a result of the Closing, the Company will issue to the Sellers, (i) a number of shares of Common Stock equal to an undivided nineteen and ninety-nine hundredths percent (19.99%) of all of the Company’s issued and outstanding Common Stock immediately prior to Closing, or a lesser percentage, if such issuance would result, when taking into consideration the percentage of Common Stock owned by Sellers prior to such issuance, in Sellers owning in excess of 49.99% of the Common Stock issued and outstanding on a post-Closing basis, with such shares of Common Stock valued at $1.00 per share (the “Common Stock Consideration”), and (ii) a number of shares of Preferred Stock equal to the Purchase Price, less the value of the Common Stock Consideration (the “Preferred Stock Consideration”). Sellers will entered into 18-month lock-up agreements at Closing, with regard to the Common Stock Consideration and any Common Stock they receive during the lock-up period in connection with conversions of Preferred Stock or the payment of dividends on the Preferred Stock.

According to our Chief Financial Officer’s previously disclosed employment contract, upon the closing (October 1, 2024) of the Endeavor Entities, he will be paid $200,000, with $100,000 to be paid in cash and the remaining $100,000 to be paid in shares of the Company’s common stock, valued at approximately $1.89 per share.

Upon the Closing of our acquisition of the Endeavor Entities, the parties of that certain Membership Interest Purchase Agreement dated June 15, 2022, and the Amendment of Transaction Documents Related to Threshold Payment dated March 31, 2024 (together, the “2022 MIPA”), agreed that Section 8.7 Unwinding of the 2022 MIPA expired and is no longer enforceable. As a result, the selling entities in the 2022 MIPA no longer have the right to unwind our acquisitions of White Claw Colorado City and Silver Fuels Delhi.

In connection with the Closing of the Endeavor Entities on October 1, 2024, a certain Repair and Maintenance Subscription Plan dated October 1, 2024 was entered into between Horizon Truck and Trailer, LLC, which is a related party as our Chief Executive Officer is the beneficiary, and Meridian Equipment Leasing, LLC (“MEL”) for the maintenance and repairs of all commercial trailers and tractors owned, leased, or controlled by MEL, which includes a $100,000 monthly retainer that is credited against open monthly charges and invoices.

On October 17 2024, our newly acquired subsidiaries under the Endeavor Entities, received funding of $530,000 under our May 14, 2024 promissory note between Vivakor, Inc. and Ballengee Holdings, LLC, of which our Chief Executive Officer is the beneficial owner. The Company also made payments of $530,000 on this promissory note in October 2024. See Note 6 for further information regarding the promissory note between Ballengee Holdings, LLC and Vivakor, Inc.

In connection with the Closing of the Endeavor Entities on October 1, 2024, the Company entered into an executive employment agreement with Russ Shelton (the “Shelton Agreement”) with respect to the Company’s appointment of Mr. Shelton as Executive Vice President and Chief Operating Officer of the Company. Pursuant to the Shelton Agreement, Mr. Shelton will receive (i) base salary compensation of $337,000 USD annually (the “Base Compensation”); (ii) an annual cash and equity incentive compensation of up to $808,000 based upon certain performance criteria as more particularly described therein. As an inducement to enter into the Shelton Agreement, Mr. Shelton shall receive a one-time signing grant of Company common stock equivalent in value to $150,000, which are priced per share based on the volume-weighted average price for the preceding five (5) trading days prior to the day of such grant, subject to an eighteen (18) month lockup period, which shall be granted promptly after the Effective Date, as defined therein. Pursuant to the Shelton Agreement, Mr. Shelton’s employment is at-will under Texas law, except as modified therein. Mr. Shelton’s employment with Vivakor Administration, LLC, a subsidiary of the Company, began on October 1, 2024.

In connection with the Shelton Agreement, Mr. Shelton and Ballengee Holdings, LLC, an affiliate of James H. Ballengee, the Company’s Chairman, President, and CEO, have entered into a side letter agreement (the “Shelton Side Letter”) promising Mr. Shelton (i) certain additional Base Compensation equal to the difference between Mr. Shelton’s current salary and $375,000 by January 1, 2025, should the Company not increase Mr. Shelton’s Base Compensation, as defined in the Shelton Agreement, to such level, and (ii) a one-time special cash bonus of $100,000.00 USD upon completion of an equity capital raise, as more particularly set forth therein.

On May 14, 2024, we issued a promissory note, to James Ballengee, in the principal amount of up to $1,500,000, for which loan advances will be made to the Company as requested. The Company will use the proceeds of the promissory note for general working capital purposes and to repay certain indebtedness. The intent of the promissory note is to be short term in nature and be repaid in 30 days. Any amounts that are not repaid in 30 days will bear interest thereafter at a rate of 11% per annum. Each advance matures after six months from the date the Company receives the funds. On May 23, 2024, we issued a promissory note to Ballengee Holdings, LLC, of which our Chief Executive Officer is the beneficial owner, which replaced and rescinded the above referenced note with James Ballengee effective back to May 14, 2024, under the same terms such that all obligations under the notes are the responsibility of Ballengee Holdings, LLC and the prior note with James Ballengee is no longer enforceable. As of September 30, 2024, the principal balance and accrued interest of this note was $804,150 and $21,274.

On June 13, 2024, we owed our Chief Financial Officer $1,167,750 in accrued salary and bonuses, plus interest (together, the “Accrued Compensation”), for serving as the Company’s Chief Financial Officer, and executed a Settlement Agreement where the Accrued Compensation would be paid under the terms of a straight promissory note in the principal amount of the Accrued Compensation. Under the terms of the note, the amounts due will accrue interest at 8% per annum and will be paid by paying 5% of any money received by the Company from closed future financings or acquisition/merger/sale transactions until the note has been paid in full. In the event the note has not been paid in full by December 31, 2024, the note will mature and any amounts due thereunder will be due and payable in full on such date. As of September 30, 2024 the balance of principal and accrued interest was $1,115,849 and $6,695.

On July 5, 2024, the Company received a loan from Ballengee Holdings, LLC, in the principal amount of $500,000, and in connection therewith, we agreed to issue 21,552 ($50,000) restricted shares of the Company’s common stock, which is currently accrued in related party accounts payable in stock until the shares are issued. The loan bears interest at the rate of 10% per annum. The loan originally matured on December 31, 2024 and was amended on July 19, 2024 to mature on September 30, 2025. The note allows the holder to convert the outstanding principal and interest due under the note into shares of our common stock at price equal to 90% of the average closing price of our common stock for the previous five (5) trading days prior to the conversion date, with a floor conversion price of $1.00 per share. The lender may not convert amounts owed under the note if such conversion would cause him to own more than 4.99% of our common stock after giving effect to the issuance, which limitation may be raised to 9.99% upon from the lender. As of September 30, 2024 the balance of principal and accrued interest was $500,000 and $11,957.

In 2023, we subleased office space to Spectra Global Cuisine, LLC (Spectra), which shares officers with WealthSpace, LLC (the Fund Manager of VWFI). For the year ended December 31, 2023, we realized $98,000 in office sublease lease revenue from Spectra. As of December 31, 2023, the Company is carrying accounts receivable of $22,000 related to this sublease.

On May 25, 2023, we entered into a Consulting Agreement with Matthew Nicosia, a shareholder, affiliate via beneficial ownership, and our former Chief Executive Officer. Under the terms of the agreement, Mr. Nicosia is assisting our current Chief Executive Officer regarding transitioning certain projects Mr. Nicosia was working on to our new Chief Executive Officer, primarily those operations related to our business in Kuwait and our attempt to sell some operations that we have impaired. The agreement is for an initial term of three months, and we have paid Mr. Nicosia a total of $25,000 in cash and accrued $30,000, to be paid in common stock. We also advanced Mr. Nicosia $21,000 for a business expenses related to a trip to Kuwait for the Company and have requested evidence of his business expenses. We have received evidence of business expenses of approximately $16,254 to date and are awaiting documents and evidence for the remaining expense amount.

In May 2023, we entered into a Consulting Agreement with Trent Staggs, who is a current shareholder of the Company and one of our former directors. The agreement was for a term of four months and has been terminated as of September 30, 2023. For the year ended December 31, 2023, we paid Mr. Staggs a total of $48,000 in cash under the terms of the agreement.

On June 15, 2022, we entered into a Membership Interest Purchase Agreement (the “MIPA”), with Jorgan Development, LLC, (“Jorgan”) and JBAH Holdings, LLC, (“JBAH” and, together with Jorgan, the “Sellers”), as the equity holders of Silver Fuels Delhi, LLC (“SFD”) and White Claw Colorado City, LLC (“WCCC”) whereby, at closing, which occurred on August 1, 2022, we acquired all of the issued and outstanding membership interests in each of SFD and WCCC (the “Membership Interests”), making SFD and WCCC our wholly-owned subsidiaries. The purchase price for the Membership Interests was approximately $32.9 million paid for by us with a combination of shares of our common stock, amount equal to 19.99% of the number of issued and outstanding shares of our common stock immediately prior to issuance, and secured three-year promissory notes issued by us in favor of the Sellers (the “Notes”). The principal amount of the Notes, together with any and all accrued and unpaid interest thereon, will be paid to the Sellers on a monthly basis in an amount equal to the Monthly Free Cash Flow beginning on August 20, 2022, and continuing thereafter on the twentieth (20th) calendar day of each calendar month thereafter, as set forth in the MIPA. At the time of the closing of these transactions Jorgan, JBAH, and our newly hired CEO, James Ballengee, were not considered related parties. As James Ballengee is now our Chief Executive Officer and is the beneficiary of Jorgan and JBAH, and the Sellers are significant shareholders, certain transactions, as noted below, related to Jorgan, JBAH, and James Ballengee are now considered related party transactions.

The consideration for the membership interests included the Notes in the amount of $286,643 to JBAH and $28,377,641 to Jorgan, which accrue interest of prime plus 3% on the outstanding balance of the notes. Under the MIPA, we have committed to make a payment to Jorgan and JBAH on or before February 1, 2024 in the amounts of $16,306,754 to Jorgan and $164,715 to JBAH, whether in cash or unrestricted common stock. In the event of a breach of the terms of the Notes, the sole and exclusive remedy of the holder of the notes will be to unwind the MIPA transaction. The principal amount of the Notes, together with any and all accrued and unpaid interest thereon, will be paid to on a monthly basis in an amount equal to the Monthly Free Cash Flow continuing thereafter on the twentieth (20th) calendar day of each calendar month thereafter. Monthly Free Cash Flow means cash proceeds received by SFD and WCCC from its operations minus any capital expenditures (including, but not limited to, maintenance capital expenditures and expenditures for personal protective equipment, additions to the land/current facilities and pipeline connections) and any payments on the lease obligations of SFD and WCCC. In October 2022, we entered into an agreement amending the Notes, whereby, after the approval of our shareholders was given in November 2023, we issued 7,042,254 restricted shares of our common stock as a payment of $10,000,000 toward the principal of the Notes on a pro rata basis (the “Note Payment”), reflecting a conversion price of $1.42 per share. Once a registration statement registering the shares for the Note Payment is declared effective by the SEC, the Note Payment will count against the threshold payment amount, as defined in the notes and the MIPA. As of December 31, 2023, we have accrued interest of approximately none and made cash payments of $3,587,986.

In the business combination of acquiring WCCC we also acquired WCCC’s Oil Storage Agreement with White Claw Crude, LLC (“WC Crude”), who shares a beneficiary, James Ballengee, with Jorgan and JBAH. Under this agreement, WC Crude has the right, subject to the payment of service and maintenance fees, to store volumes of crude oil and other liquid hydrocarbons at a certain crude oil terminal operated by WCCC. WC Crude is required to pay $150,000 per month even if the storage space is not used. The agreement expires on December 31, 2031. Since acquiring this contract on August 1, 2022 we have received tank storage revenue of approximately $1,800,000 and $750,000 for the years ended December 31, 2023 and 2022.

In the business combination of acquiring SFD, we acquired an amended Crude Petroleum Supply Agreement with WC Crude (the “Supply Agreement”), under which WC Crude supplies volumes of Crude Petroleum to SFD, which provides for the delivery to SFD a minimum of 1,000 sourced barrels per day, and includes a guarantee that when SFD resells these barrels, if SFD does not make at least a $5.00 per barrel margin on the oil purchased from WC Crude, then WC Crude will pay to SFD the difference between the sales price and $5.00 per barrel. In the event that SFD makes more than $5.00 per barrel, SFD will pay WC Crude a profit-sharing payment in the amount equal to 10% of the excess price over $5.00 per barrel, which amount will be multiplied by the number of barrels associated with the sale. The Supply Agreement expires on December 31, 2031. For years ended December 31, 2023 and 2022, we have made crude oil purchases from WC Crude of $36,740,922 and $25,239,962. In addition, SFD entered into a sales agreement on April 1, 2022 with WC Crude to sell a natural gas liquid product to WC Crude. SFD sells the NGL stream at cost in 2022 and at a profit in 2023 to WC Crude. We produced and sold natural gas liquids to WC Crude in the amount of $11,268,005 and $5,890,910 for the years ended December 31, 2023 and 2022.

In the business combination of acquiring SFD and WCCC we also entered into a Shared Services Agreement with Endeavor Crude, LLC (“Endeavor”), who shares a beneficiary, James Ballengee, with Jorgan and JBAH. Under this agreement, we have the right, but not the obligation to use Endeavor for consulting services. For the years ended December 31, 2023 and 2022, Endeavor rendered services in the amount of $295,811 and $37,993.

In September 2020, we entered into a consulting contract with LBL Professional Consulting, Inc. (“LBL”), of which our Chief Financial Officer is also an officer, which remains in effect. For the twelve months ended December 31, 2022, LBL invoiced the Company for $340,484. On December 17, 2020 the Company granted non-statutory stock options to LBL to purchase 333,334 shares of common stock, which was cancelled on September 1, 2022 by the parties. Our Chief Financial Officer is not the beneficiary of the Company and is not permitted to participate in any discussion, including LBL’s board meetings, regarding any Company stock that LBL may own at any time. For the year ended December 31, 2023, the Company paid off its remaining $20,413 of accounts payable to LBL.

We have an existing note payable issued to Triple T, which is owned by Dr. Khalid Bin Jabor Al Thani, the 51% majority-owner of Vivakor Middle East LLC The note is interest free, has no fixed maturity date and will be repaid from revenues generated by Vivakor Middle East LLC. As of December 31, 2023 and 2022, the balance owed was $375,124 and $342,830.

On January 20, 2021, we entered into a worldwide, exclusive license agreement with TBT Group, Inc. (of which an independent Vivakor Board member at the time was a 7% shareholder of TBT Group, Inc.) to license piezo electric and energy harvesting technologies for creating self-powered sensors for making smart roadways. We paid $25,000 and 16,667 shares of restricted common stock upon signing and $225,000 as of April 5, 2022. In 2023 we agreed with TBT Group, Inc. to cancel the license agreement and both parties agreed to fully release and discharge any and all known and unknown claims they may have against the other party, with neither party owing the other party any money and TBT retaining the ownership of the piezo electric and energy harvesting technology that was the subject of the license agreement.

Policy on Future Related-Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

OTHER MATTERS

The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a proxy statement or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of our proxy materials either now or in the future, please contact us at 5220 Spring Valley Road, Suite 500, Dallas, TX 75254 Attn: Corporate Secretary. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of our proxy materials either now or in the future, please contact your brokerage firm or bank.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ballengee
James Ballengee
Chairman of the Board of Directors

Date December 5, 2024

SCAN TO
VIEW MATERIALS & VOTE

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60085-Z89041 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

VIVAKOR, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James Ballengee
02) Tyler Nelson
03) John Harris
04) Albert Johnson
05) Michael Thompson

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V60086-Z89041

VIVAKOR, INC.
PROXY FOR ANNUAL MEETING TO BE HELD ON DECEMBER 27, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James Ballengee, our Chief Executive Officer, and/or Tyler Nelson, our Chief Financial Officer, as proxy, with full power of substitution, to represent and to vote all the shares of common stock of VIVAKOR, INC. (the "Company"), which the undersigned would be entitled to vote, at the Company's Annual Meeting of the Stockholders of the Company to be held on December 27, 2024, at 10 a.m. Central Time and at any adjournments thereof, subject to the directions indicated on this Proxy Card.

In their discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

Continued and to be signed on reverse side